Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-139127) pertaining to the 2006 Stock Incentive Plan and 2006 Employee Stock Incentive Plan of Willdan Group, Inc., and
(2)	Registration Statement (Form S-8 Nos. 333-152951, 333-168787 and 333-184823) pertaining to the 2008 Performance Incentive Plan of Willdan Group, Inc.;

of our report dated March 31, 2015, except for Note 12, for which the date is March 15, 2016, with respect to the consolidated financial statements of Willdan Group, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Willdan Group, Inc. for the year ended January 1, 2016.

/s/ Ernst & Young LLP

Los Angeles, California

March 15, 2016